Exhibit (b)(ii)

SOS Limited

Room 8888, Jiudingfeng Building, 888 Changbaishan Road,

Qingdao Area, China (Shandong) Pilot Free Trade Zone

People’s Republic of China

+86 0311-80910921

As of March 3, 2021

Citibank, N.A. – ADR Depositary

388 Greenwich Street
New York, New York 10013

SOS Limited – Warrant Exercise Letter Agreement (the “Letter Agreement”)

Ladies & Gentlemen,

We refer to the Deposit Agreement, dated as of May 4, 2017, by and among SOS Limited (the “Company”), a company organized and existing under the laws of the Cayman Islands (the “Cayman Islands”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”). Terms used, but not otherwise defined, herein shall have the meaning ascribed to them in the Deposit Agreement.

On February 24, 2021, the Company entered into a letter agreement (“Letter Agreement”) with certain holders of Company’s warrants, pursuant to which the holders of Company’s warrants exercised all of the Existing Warrants (as defined below) to purchase up 23,880,000 of the Company’s American Depositary Shares (“ADSs”). The exercise price of the warrants issued by the Company to certain institutional investors on February 10, 2021 (the “Existing Warrants”) was $4.05 per ADS. Pursuant to the Letter Agreement, holders received new warrants (the “Warrants”) to purchase up to an aggregate of 23,880,000 ADSs in exchange for their exercise of all of the unexercised Existing Warrants with cash. The gross proceeds to the Company from the exercise of the Existing Warrants are expected to be approximately $96.7 million, prior to deducting placement agent fees and estimated offering expenses. The Warrants have substantially the same terms as Existing Warrants, except for (i) registration rights whereby the Company agreed to register the Shares and ADSs underlying the Warrants within eight (8) days of closing, and (ii) an exercise price $7.00 per ADS. The Company filed a prospectus supplement to the Registration Statement on Form F-3 on March 3, 2021 (File No. 333-253402) that was immediately effective to register the Warrants and the Shares underlying such Warrants (the “Registration Statement”).

The purpose and intent of this Letter Agreement is to set forth the terms and conditions upon which, from time to time, (i) the Company may deposit Shares, on behalf of a holder of Warrants (such holder, a “Warrant Holder”) and upon such Warrant Holder’s exercise of a Warrant (a “Warrant Exercise”), and (ii) the Depositary may issue Warrant ADSs, in the form of freely transferable ADSs upon deposit of such Shares (the “Warrant ADSs”).

This Letter Agreement will confirm our understanding and agreement as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that from time to time, the ordinary shares of the Company (the “Shares”) may be delivered upon exercise of Warrants and may be deposited with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof.

The Company hereby confirms that as of the date of each deposit of Shares pursuant to this Letter Agreement that (x) the Shares to be deposited with the Custodian upon exercise of the Warrants (i) have been duly authorized, and will be validly issued, fully paid and non-assessable, (ii) will rank pari passu in all respects, and will be fully fungible, with the Shares, then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued and deposited by the Company and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) are not “Restricted Securities” (as defined in the Deposit Agreement), and (y) all pre-emptive rights (and any similar rights) with respect to the Shares to be deposited with the Custodian upon exercise of the Warrants have been validly waived or exercised.

2.                  Issuance of ADSs upon Warrant Exercise. The Company hereby confirms to the Depositary that the issuance of Shares upon exercise of Warrants has been registered with the SEC under the Securities Act pursuant to the Registration Statement which is effective and not subject to stop orders as of the date hereof.

The Depositary hereby agrees to deliver freely transferable Warrant ADSs in accordance with the Deposit Agreement upon its receipt from the Company of (i) a duly completed and signed Warrant Exercise Issuance Instruction substantially in the form of Exhibit A hereto to issue Warrant ADSs against the deposit of Shares by the Company, (ii) confirmation of deposit from the Custodian of the applicable Shares by the Company on behalf of Warrant Holders, (iii) the opinions referred in Section 3 below and (iv) an opinion of U.S. counsel to the Company stating, inter alia, that the issuance of Warrant ADSs against the deposit of Shares upon exercise of the Warrant does not violate the registration requirements of the Securities Act, and such issuance of the Shares represented by Warrant ADSs is subject to a registration statement under the Securities Act that is effective and not subject to a stop order, (v) payment of the Warrant ADS issuance fees, taxes and expenses otherwise payable under the terms of the Deposit Agreement and this Letter Agreement.

3.                  Opinions. The Company shall at the time of execution of this Letter Agreement cause (A) its U.S. counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, to the effect that (i) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) the issuance of Shares by the Company and the deposit of such Shares on behalf of the Warrant Holders from time to time upon the terms contemplated herein have been registered with the SEC under the Securities Act pursuant to the Registration Statement, and (B) its Cayman Islands counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) the Company has duly authorized and executed this Letter Agreement, (ii) this Letter Agreement constitutes a legal, valid and binding obligation of the Company under Cayman Islands law enforceable against the Company upon its terms, (iii) all approvals required by Cayman Islands law to permit the deposit of Shares under the Deposit Agreement and this Letter Agreement have been obtained, and (iv) the terms of this Letter Agreement do not and will not contravene or conflict with any Cayman Islands law of general application.

4.                  Depositary Fees. Subject to any other agreements between the Company and the Depositary with respect to the manner in which the fees payable to the Depositary hereunder are paid, the Company and the Depositary agree that the Company reimburse the Depositary for its reasonably incurred and properly documented fees and expenses of legal counsel which shall be paid within 30 days of the Depositary’s request for reimbursement. The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

5.                  Fractional Shares and ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of ADSs upon exercise of Warrants, and neither the Depositary nor the Custodian shall accept, under any circumstances (a) any fraction of a Share, nor (b) a number of Shares which upon application of the ADS-to-Share ratio would give rise to a fraction of a Warrant ADS.

6.                  F-6 Registration Statement. The parties hereto confirm that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

7.                  Miscellaneous.

(a)              The parties acknowledge and agree that the indemnification obligations contained in Section 5.8 of the Deposit Agreement shall apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b)              The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c)               This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d)              This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

(e)              This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f)                This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

SOS LIMITED

		By:	/s/ Yandai Wang
Name: Yandai Wang
Title: Chief Executive Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A., as Depositary

By:	/s/ Keith Galfo
Name: Keith Galfo
Title: Vice President

EXHIBIT A
to
Warrant Exercise Letter Agreement, dated as of March 3, 2021
(the “Letter Agreement”), by and between
SOS Limited

and
Citibank, N.A.

_____________________

WARRANT EXERCISE ISSUANCE INSTRUCTION

_____________________

[DATE]

Citibank, N.A. – ADR Depositary

388 Greenwich Street

New York, NY 10013

Attn.: Depositary Receipts Department

By Email:

Transaction Control Number: [    ]

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated May 4, 2017, by and among SOS Limited (the “Company”), a company organized and existing under the laws of the Cayman Islands (the “Cayman Islands”), Citibank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”), and (ii) the Warrant Exercise Letter Agreement, dated as of March 3, 2021 (the “Warrant Exercise Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Warrant Exercise Letter Agreement.

In accordance with and subject to the terms set forth in the Warrant Exercise Letter Agreement and the Deposit Agreement and in all cases pursuant to a Warrant Exercise (as defined in the Warrant Exercise Letter Agreement), the Company hereby notifies the Depositary that it has deposited the number of Shares identified below on behalf of the specified beneficial owner thereof and hereby instructs the Depositary:

(A) The number of Shares deposited solely to underlie the issuance of ADS below: Number of Shares deposited:	___________ Shares.
Number of ADSs to be issued (CUSIP No.: 83587W106):	___________ ADSs

AND

(B) to deliver the ADSs to1:

(CHECK ONE)

___	(i) DTC

Name of DTC Participant to which the ADSs are to be delivered:	_____________________________
DTC Participant Account No.:	_____________________________
Account No. for recipient of ADSs at DTC Participant (f/b/o information):	_____________________________
Name on whose behalf the above number of ADSs are to be issued and delivered:	_____________________________
Contact person at DTC Participant:	_____________________________
Daytime telephone number of contact person at DTC Participant:	_____________________________

OR

___	(ii) (outside of DTC) to a book entry account maintained on the records of the Depositary

Name of person to whom the ADSs are to be registered[2]:	_____________________________
Street Address:	_____________________________ _____________________________
City, State, and Country:	_____________________________
Email Address:	_____________________________
Nationality:	_____________________________
Social Security or Tax Identification Number:	_____________________________
Daytime telephone number of contact person:	_____________________________

_________________________

1 Delivery of ADSs to be discussed with Warrant Agent (delivery may need to be made to Warrant Agent).

2 If more than one (1) Holder, please complete relevant information in Schedule I.

The Company hereby agrees and acknowledges that the Depositary may charge a fee of US$0.05 per ADS issued to any Holder or Beneficial Owner of such ADSs, along with any other relevant fees provided for in the Deposit Agreement, as contemplated in the Deposit Agreement.

The Company hereby certifies that (A) the Registration Statement (as defined in the Letter Agreement) is effective under the Securities Act and registers the issuance of the Shares being deposited herewith, (B) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Securities and Exchange Commission and (C) the Warrant Holder is not an Affiliate of the Company and that the Shares identified in this Warrant Exercise Issuance Instruction are not “Restricted Securities” (as defined in the Deposit Agreement).

SOS Limited

By:
Name:	Yandai Wang
Title:	Chief Executive Officer

Schedule I

Number of Shares Deposited	Number of ADSs to be Issued	Name, Address and Tax Identification No. of Beneficial Owner of ADSs to be issued to a book entry account maintained on the register of the Depositary in Direct Registration Shares or DRS format (outside of DTC)	ADS to be issued into DTC; to include DTC Participant name, DTC Participant number, f/b/o information, and contact details of broker (i.e. name, telephone number, email address)
_______	_______
_______	_______
_______	_______
_______	_______